Exhibit 99.1

The Cheesecake Factory Opens Grand Lux Cafe in Houston, Texas

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Dec. 9, 2004--The Cheesecake Factory Incorporated (Nasdaq:CAKE) announces the opening of the Grand Lux Cafe(R) at the Centre at Post Oak in Houston, Texas, on December 7, 2004. The restaurant contains approximately 12,100 square feet and 350 seats.
    "We are extremely pleased with our opening in Houston," stated David Overton, Chairman and CEO. "We remain very excited about the potential growth opportunities that our second concept provides. We are also very happy to report that we have fulfilled our restaurant opening goal for fiscal 2004 by opening 14 new Cheesecake Factory restaurants and two Grand Lux Cafes."
    The Cheesecake Factory Incorporated operates 87 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe(R) name; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000